NEWS   FROM Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 13, 2008
CONTACT: Celesta Miracle - (304) 842-3597 ~ http://www.petd.com

Petroleum Development Corporation Board of Directors
Announces New Chairman of the Board

Bridgeport, West Virginia, November 13, 2008:   The Board of Directors of Petroleum Development Corporation (NASDAQ/GMS:PETD) (PDC) today announced that Richard W. McCullough, Chief Executive Officer, assumed the title of Chairman of the Board of Directors effective November 11, 2008.

In December 2007, the Company announced the planned retirement of Steven R. Williams, then CEO and Chairman.  As part of this planned transition, Mr. Richard W. McCullough assumed the title of CEO in June 2008. This transfer of the chairman function to Mr. McCullough completes the transition.

Mr. Williams noted: “We believe that combining the CEO and the Chairman titles is appropriate for a company of our size.  The appointment of Gysle R. Shellum as our new CFO effective November 11, 2008, as previously announced, provides Mr. McCullough with the time to assume the chairmanship duties.”  Mr. Williams remains a member of the Board of Directors.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 and the Russell 3000 Indexes of Companies.

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120 Genesis Boulevard • PO Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597